                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                   1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

Commission File Number:                                                 0-17846

                                   CCAIR, INC.
             (Exact name of registrant as specified in its charter)


         4700 Yorkmont Road, 2nd Floor, Charlotte, North Carolina 28208
                       (Address, including zip code, and
                        telephone number, including area
               code, of registrant's principal executive offices)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                  (Title of each class of securities covered by
                                   this Form)


                                      NONE
               (Title of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]                             Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(1)(ii) [ ]                             Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(i)  [ ]                             Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(ii) [ ]                             Rule 15d-6           [ ]
Rule 12h-3(b)(1)(i)  [ ]


         Approximate number of holders of record as of the certification or notice date:

                                      NONE

         Pursuant to the requirements of the Securities Exchange Act of 1934, CCAIR, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  June 8, 1999          By:   /s/ Kenneth W. Gann
                                 ------------------------------------------
                             Name:    Kenneth W. Gann
                             Title:   President and Chief Executive Officer